Exhibit 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

	For the three Months ended June 30,
(Amounts in thousands except, per share data)	2009	2008
Numerator:
Income from continuing operations	$16,451	$13,946
Income from discontinued operations	15,269	3,968
Redeemable noncontrolling interest in income	(545)	(580)
Preferred stock dividends	(2,953)	(2,953)

Net income available to common shareholders	$28,222	$14,381

Allocation to participating securities – Basic EPS (1)	(231)	(132)

Allocation to participating securities – Diluted EPS (1)	(269)	(133)

Denominator:
Denominator for basic earnings per share—weighted average shares	51,765	51,020
Dilutive effect of stock based awards	—	518

Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion	51,765	51,538

Basic earnings per share from continuing operations	$0.25	$0.20
Basic earnings per share from discontinued operations	0.29	0.08

Basic earnings per share	$0.54	$0.28

Diluted earnings per share from continuing operations	$0.25	$0.20
Diluted earnings per share from discontinued operations	0.29	0.08

Diluted earnings per share	$0.54	$0.28

(1)	Adjustment to the numerators for diluted net income per share calculations when applying the two class method under EITF 03-6-1.

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

	For the six months ended June 30,
(Amounts in thousands except, per share data)	2009	2008
Numerator:
Income from continuing operations	$31,641	$26,865
Income from discontinued operations	16,571	7,288
Redeemable noncontrolling interest in income	(1,091)	(1,161)
Preferred stock dividends	(5,906)	(5,906)

Net income available to common shareholders	$41,215	$27,086

Allocation to participating securities – Basic EPS (1)	(326)	(247)

Allocation to participating securities – Diluted EPS (1)	(674)	(250)

Denominator:
Denominator for basic earnings per share—weighted average shares	51,505	51,005
Dilutive effect of stock based awards	—	461

Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion	51,505	51,466

Basic earnings per share from continuing operations	$0.47	$0.39
Basic earnings per share from discontinued operations	0.32	0.14

Basic earnings per share	$0.79	$0.53

Diluted earnings per share from continuing operations	$0.47	$0.38
Diluted earnings per share from discontinued operations	$0.32	0.14

Diluted earnings per share	$0.79	$0.52

(1)	Adjustment to the numerators for diluted net income per share calculations when applying the two class method under EITF 03-6-1.